FORM 3
        U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                 INITIAL STATEMENT OF                |_____________________|
          BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
         Holding Company Act of 1935                 |_____________________|
         Section 30(f) of the Investment
             Company Act of 1940
____________________________________________________________________________
1. Name and Address of Reporting Person

       Golub                       Bennett
   _________________________________________________________________________
       (Last)                      (First)                    (Middle)

       The Mill House, Taylors Lane
   _________________________________________________________________________
                                  (Street)

       Mamaroneck                      NY                        10543
   _________________________________________________________________________
       (City)                      (State)                      (Zip)

____________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

       March 27, 1998
____________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

       ###-##-####
____________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

       Anthracite Capital, Inc. ("AHR")
____________________________________________________________________________
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
 (  ) DIRECTOR
 (  ) 10% OWNER
 (  ) OFFICER (GIVE TITLE BELOW)
 (XX) OTHER (SPECIFY TITLE BELOW)
 Managing Director of Investment Advisor
____________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

____________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
   _X_FORM FILED BY ONE REPORTING PERSON
   ___FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
____________________________________________________________________________
|1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
|   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
|                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
|                    |   OWNED       |   OR INDIRECT|                       |
|                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
|                    |               |   5)         |                       |
|____________________|_______________|______________|_______________________|

Common Stock, par        0              N/A               N/A
value $.001 per
share

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
____________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

 Stock Option (Right to Buy)
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

 (i)           09/30/98                           03/30/99

 (ii)          03/27/99                           03/27/2008

 (iii)         03/27/2000                         03/27/2008

 (iv)          03/27/2001                         03/27/2008

 (v)           03/27/2002                         03/27/2008
     ________________________                  _________________________
         Date Exercisable                          Expiration Date
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

 (i)      Common Stock, par value            17,920
          $.001 per share

 (ii)     Common Stock, par value            2,240
          $.001 per share

 (iii)    Common Stock, par value            2,240
          $.001 per share

 (iv)     Common Stock, par value            2,240
          $.001 per share

 (v)      Common Stock, par value            2,240
          $.001 per share
   ________________________________        _______________________________
                Title                         Amount of Number of Shares
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

 (i)      $13.95

 (ii)     $15.00

 (iii)    $15.00

 (iv)     $15.00

 (v)      $15.00
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

 D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

 N/A

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   EXPLANATION OF RESPONSES:








       /s/ Richard M. Shea                               April 6, 1998
   ---------------------------------                     -------------
        Attorney-in-Fact                                 DATE

   **  SIGNATURE OF REPORTING PERSON



_____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
       SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM
  DISPLAYS A CURRENTLY VALID OMB NUMBER.
=============================================================================




                              AUTHORIZATION TO SIGN
               FORM 3 - INITIAL STATEMENT OF BENEFICIAL OWNERSHIP
              FORM 4 - STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


 The undersigned hereby authorizes each of Hugh R. Frater and Richard M. Shea individually to sign Form 3 - Initial Statement of Beneficial Ownership and Form 4 - Statement of Changes in Beneficial Ownership required to be filed on my behalf with respect to Anthracite Capital, Inc. This authorization acknowledges authorization to file reports commencing the date hereof. This authorization shall continue until revoked by the undersigned.


 Dated:  April 1, 1998






                                     /s/ Bennett Golub
                                     ---------------------------
                                     Name: Bennett Golub